EXHIBIT 5.1

January 29, 2004

PainCare Holdings, Inc.

37 North Orange Avenue, Suite 500

Orlando, Florida 32801

407-926-6615

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 36,219,843 shares of Common Stock, $0.0001 par value per share (the “Shares”), of PainCare Holdings, Inc., a Delaware corporation (the “Company”) as follows:

•	5,886,070 shares representing 120% of (i) 3,828,338 shares that are issuable upon conversion of $10 million in principal amount of the Company’s 7.5% Convertible Debentures due 2006 (the “Debentures”), and (ii) 1,076,720 shares that would be issuable if the Company elects to pay interest on the Debentures through the issuance of shares of common stock, assuming for the purpose of this prospectus, a market value of $2.0877 per share, or 80% of the conversion price (the “Debenture Shares”).

•	1,515,980 shares representing 120% of the 1,263,316 shares that are issuable upon exercise of share purchase warrants that were issued to the purchasers of the Debentures (the “New Warrant Shares”).

•	11,748,886 shares that were issued in various private capital raising transactions, including shares that were issued upon conversion of our convertible preferred stock and notes and upon exercise of warrants (the “Private Shares”).

•	6,802,076 shares that were issued in various business acquisitions (the “Acquisition Shares”), plus 8,849,216 shares that are issuable pursuant to the earnout provisions of these acquisitions (the “Earnout Shares”).

•	1,417,615 shares that are issuable upon exercise of various outstanding options and warrants (the “Old Warrant Shares”).

We are acting as counsel for the Company in connection with the registration for resale of the Shares. We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, and assuming the receipt of the appropriate consideration for the Shares, we are of the opinion that:

(i) The Private Shares and the Acquisition Shares have been duly authorized and are validly issued, fully paid and non-assessable.

(ii) The Debenture Shares, New Warrant Shares, Earn Out Shares and Existing Warrants Shares have been duly authorized and, when issued in accordance with their respective governing documents, will be validly issued,= fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Phillips Nizer LLP

PHILLIPS NIZER LLP

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